UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2004

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On August 26, 2004 we announced financial results for our second quarter ended July 31, 2004.

We added approximately 288,000 total subscriptions in the second quarter, more than triple the number we added in same quarter of last year. In the past twelve months, our total installed base has more than doubled to approximately 1.9 million. Of the 288,000 net new subscriptions added in the quarter, approximately 225,000 are DIRECTV with TiVo subscriptions, or about four times the number of DIRECTV with TiVo subscriptions added in the same quarter of last year. New TiVo-Owned subscription additions in the quarter were approximately 63,000, an 85% increase compared to the same quarter of last year.

Net revenues for the second quarter were $39.8 million. Of this amount, service revenues increased 77% to $24.3 million, compared with $13.8 million for the same quarter last year. Net loss for the quarter was $(10.8) million, or $(0.13) per share, compared to a net loss of $(4.4) million, or $(0.07) per share, for the three months ended July 31, 2003. The increase in net loss and net loss per share for the quarter reflects our previously announced investment in subscription acquisition activities to accelerate sub growth during fiscal year 2005.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Service revenues	$24,333	$13,757	$46,492	$26,459
Technology revenues	3,427	3,649	6,442	7,015

Service and Technology revenues	27,760	17,406	52,934	33,474

Hardware sales	18,592	8,057	32,929	22,866
Rebates, rev share & other pmts to channel	(6,576)	1,209	(11,564)	(1,148)

Net revenues	39,776	26,672	74,299	55,192

Cost of service revenues	6,836	3,909	12,429	8,083
Cost of technology revenues	2,708	3,020	4,670	6,649
Cost of hardware sales	22,720	8,558	39,570	22,736

Gross margin	7,512	11,185	17,630	17,724

Research and development	8,138	5,789	17,137	11,261
Sales and marketing	6,026	4,502	11,626	8,501
General and administrative	3,794	4,061	8,033	7,839

Loss from operations	(10,446)	(3,167)	(19,166)	(9,877)

Interest and other income (expense), net	(302)	(1,195)	(631)	(2,355)
Provision for taxes	(12)	(25)	(30)	(37)

Net loss attributable to common stockholders	$(10,760)	$(4,387)	$(19,827)	$(12,269)

Net loss per common share - basic and diluted	$(0.13)	$(0.07)	$(0.25)	$(0.19)

Weighted average common shares used to calculate basic & diluted	80,197	65,834	79,998	64,927

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$129,993	$143,235
Accounts receivable, net	14,660	12,131
Inventories	23,088	8,566
Prepaid expenses and other	6,599	9,063
Intangible, property and equipment, net	10,358	10,896

Total assets	$184,698	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$47,962	$31,967
Deferred revenue	80,888	80,287
Convertible notes payable, long term (Face Value $10,450)	6,866	6,005
Total stockholders’ equity	48,982	65,632

Liabilities & stockholders’ equity	$184,698	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	July 31, 2004	July 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(19,827)	$(12,269)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	3,780	5,960
Working capital	38	(6,306)
Long-term prepaid assets and liabilities	1,637	70
Deferred revenue	601	(476)

Net cash provided by (used in) operating activities	(13,771)	(13,021)

Net cash used in investing activities	(1,792)	(785)

Net cash provided by financing activities	2,321	32,420

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	129,993	62,815

Net increase (decrease) in cash	$(13,242)	$18,614

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Six Months Ended
(Subscriptions in thousands)	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Subscription Net Additions
TiVo-Owned	63	34	131	71
DIRECTV	225	56	421	98

Total Subscription Net Additions	288	90	552	169

Cumulative Subscriptions
TiVo-Owned	787	467	787	467
DIRECTV	1,097	326	1,097	326

Total Cumulative Subscriptions	1,884	793	1,884	793

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	43%	34%	43%	34%

Included in the 1,884,000 subscriptions are approximately 26,000 product lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, subscriptions, and future earnings and financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Quarterly Report on Form 10-Q for the quarter ended April 30, 2004. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: August 25, 2004	By:	/s/ Michael Ramsay
Michael Ramsay
Chief Executive Officer